Exhibit 99.1

The ONE Group Hospitality, Inc. Provides Business Update

Denver, CO – (BUSINESS WIRE) – June 3, 2021 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) provides a business update in advance of the Company’s participation at three investor conferences.

As of May 31st, quarter-to-date comparable sales* in 2021 compared to 2019 increased 35.2% on a consolidated basis, 49.2% for STK and 22.0% for Kona Grill. All of the Company’s domestic restaurants are operating with indoor dining rooms. On average, the Company’s domestic indoor dining capacity for May 2021 was 82%. All of the Company’s non-seasonal international venues are open, and STK Ibiza will open for the summer vacation season in June.

Participation at investor conferences include:

●	On Thursday, June 3, 2021, the Company will hold investor meetings at the 41st Annual Virtual Piper Sandler Consumer Marketplace Conference;

●	On Tuesday, June 8, 2021, the Company will hold investor meetings at Stifel’s Virtual Cross Sector Insight Conference; and

●	On Tuesday, June 22, 2021, the Company will host investor meetings and present at the Jefferies Virtual Consumer Conference. The presentation will begin at 9:10 am ET and can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-month period. This measure includes total revenue from our owned and managed locations. Two-year comparable sales relates to the comparison of comparable sales for the period of 4/1/2021 through 5/31/2021 to the period of 4/1/2019 through 5/31/2019. The Company monitors sales growth at its established restaurant base in addition to growth that results from restaurant acquisitions; the Company has presented two-year comparable sales to illustrate how sales at its restaurant base before the COVID-19 pandemic compare to sales as COVID-19 restrictions have eased and the Company has begun to recover lost sales.

Additional Information

Second Quarter to Date through May 31, 2021
	Comparable Sales* vs. 2019	Comparable Sales* vs. 2020	Average Weekly Sales Volume
STK	49.2%	1596.8%	$283,100
Kona Grill	22.0%	283.7%	$102,200
Consolidated	35.2%	578.1%	$165,800

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

●	STK, a modern twist on the American steakhouse concept with 21 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere; and,
●	Kona Grill, a polished casual, bar-centric grill concept with 24 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.
●	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 12 venues in the U.S. and Europe.

Additional information about The ONE Group can be found at www.togrp.com.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com